UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: April 30, 2003

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact Name of Registrant as Specified in Its Charters)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas	77008-1037
(Address of Principal Executive Offices)	(Zip Code)

(713) 880-6500 (Registrant's Telephone Number, including Area Code)

Item 7.	FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

99.1 Enterprise Products Partners L.P. press release dated April 30, 2003.

Items 9 and 12.	REGULATION FD DISCLOSURE AND RESULTS OF OPERATIONS AND FINANCIAL CONDITION

                  On April 30, 2003, Enterprise Products Partners L.P. issued a press release regarding its financial results for the three months ended March 31, 2003 and held a webcast conference call discussing those results. A copy of this earnings press release is furnished as Exhibit 99.1 to this report. The webcast conference call will be available for replay on Enterprise Products Partners L.P.‘s website at www.epplp.com. The conference call will be archived on our website for 90 days.

                  The non-generally accepted accounting principle financial measures of gross operating margin (in the aggregate and by segment), distributable cash flow and adjusted EBITDA are presented in our earnings release. In each case, the amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (“GAAP”), with the exception of sustaining capital expenditures as used in our calculation of distributable cash flow. Sustaining or maintenance capital expenditures are defined as capital expenditures (as defined by GAAP) which do not increase the capacity of an asset or generate additional revenues or cash flow from operations. As part of our press release information, we have provided reconciliations of these non-GAAP financial measures to their most comparable financial measure or measures calculated and presented in accordance with GAAP.

                  We believe that investors benefit from having access to the same financial measures being utilized by management. Gross operating margin is an important performance measure of the economic success of our core operations and individual asset locations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources between segments. The nearest GAAP counterpart to gross operating margin is operating income. Operating income, however, includes expense items that management does not consider when evaluating the core profitability of an operation such as depreciation and selling, general and administrative costs.

                  Distributable cash flow is a significant liquidity metric used by our management to compare basic cash flows generated by the partnership to the cash distributions we pay to our limited and general partners. Using this metric, management can quickly compute the coverage ratio of these cash flows to cash distributions. This is an important financial measure for our limited partners (including public unitholders) since it is an indicator of our success in providing a cash return on their investment. Specifically, this financial measure tells investors whether or not the partnership is generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions paid to partners. Lastly, distributable cash flow is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

                  EBITDA is a traditional measure of a business’s ability to generate cash flows irrespective of financing costs. Many external users of our financial statements employ EBITDA in determining a variety of financial statistics including debt coverage ratios and return on average capital employed. EBITDA is the most widely-used financial measure by commercial banks, investment bankers, fixed-income investors and ratings agencies. In light of the importance of EBITDA to these external users, management calculates and communicates this financial measure in many of its presentations.

                  We define gross operating margin as operating income before: (1) depreciation and amortization amounts; (2) operating lease expenses for which the partnership does not have the payment obligation; (3) gains and losses on the sale of assets; and (4) selling, general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest and extraordinary charges. Segment gross operating margin is derived by subtracting segment operating costs and expenses (before depreciation and amortization amounts, operating lease expenses for which the partnership does not have the payment obligation and gains and losses on the sale of assets)

from segment revenues, with both segment totals before elimination of intercompany transactions. Intercompany accounts and transactions are eliminated in consolidation in accordance with GAAP. Segment gross operating margin is also exclusive of other income and expense transactions, provision for income taxes, minority interest and extraordinary charges. We have reconciled total gross operating margin (a non-GAAP performance measure) to operating income.

                  Several adjustments to net income are required to calculate distributable cash flow. These adjustments include: (1) the addition of non-cash expenses such as depreciation and amortization expense; (2) the addition of operating lease expenses for which the partnership does not have the payment obligation; (3) the addition of actual cash distributions received from unconsolidated affiliates less the related equity in income from unconsolidated affiliates; (4) other miscellaneous non-cash adjustments such as the addition of decreases or the subtraction of increases in the value of financial instruments related to hedging activities; and (5) the subtraction of sustaining capital expenditures. Distributable cash flow is before reserves established for the purpose of funding future expansion or sustaining capital expenditures; debt reduction and cash distributions to the limited partners and general partner. We have reconciled distributable cash flow (a non-GAAP liquidity measure) to cash flow from operating activities.

                  EBITDA is defined as net income plus interest expense, provision for income taxes and depreciation and amortization amounts. Our measure of adjusted EBITDA excludes equity in income (loss) from unconsolidated affiliates but includes cash distributions from such investments. We have reconciled Adjusted EBITDA (a non-GAAP liquidity measure) to cash flow from operating activities.

                  In accordance with General Instruction B.2. of Form 8-K and Securities and Exchange Commission Release No. 33-8176, the above information is being furnished under Items 9 and 12 of Form 8-K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P. By: Enterprise Products GP, LLC, as general partner

Date: April 30, 2003	By: /s/ Michael J. Knesek Michael J. Knesek Vice President, Controller, and Principal Accounting Officer of Enterprise Products GP, LLC

EXHIBIT 99.1

[Company Logo]	Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 880-6500

Enterprise Reports First Quarter 2003 Results

                  Houston, Texas (Wednesday, April 30, 2003) - Enterprise Products Partners L.P. (NYSE: "EPD") today announced its financial results for the first quarter of 2003 ending March 31, 2003.

                  Distributable Cash Flow for the first quarter of 2003 increased 150% to $94.3 million from $37.7 million generated in the first quarter of 2002. Distributable Cash Flow provided 1.3 times coverage of the quarterly cash distribution rate in the first quarter of 2003, which was recently increased to $0.3625 per unit on common and subordinated units. Had the 10.0 million special units been eligible to participate in the cash distribution during this period, Distributable Cash Flow would have provided 1.2 times coverage of the distribution on all units.

                  “We are very proud of the financial performance of our partnership during the first quarter of 2003,” said O.S. “Dub” Andras, President and Chief Executive Officer of Enterprise. “Many of our customers faced a difficult business environment due to weak economic conditions and increased energy costs, especially the impact of higher natural gas prices. Like the first quarter of 2001, we worked closely with our producing customers to provide them with the essential processing services they needed to keep their crude oil and natural gas production flowing to market. We also worked with our consuming customers to supply their requirements for NGLs and natural gas, which were in tight supply due to reduced levels of NGL production by the natural gas processing industry and increased heating demand for propane and natural gas caused by colder weather across the United States.”

                  “Our investments in fee-based businesses produced increased earnings and cash flow for the partnership. Our Pipeline and Fractionation businesses, which are principally fee-based, reported a 77% increase in gross operating margin for the first quarter of 2003 compared to the same period last year. This increase in fee-based cash flow supports a 5.1% increase in our cash distribution rate to partners from an annualized rate of $1.38 per unit to $1.45 per unit. This new distribution rate is effective with the cash distribution that will be paid to partners on May 12, 2003. Distributable Cash Flow for the first quarter of 2003 exceeded the distribution requirement by $19.4 million. We will reinvest this cash in the growth of the partnership to fund facility expansions that are presently under construction,” said Andras.

                  “During the quarter, we completely repaid the $1.2 billion term loan used to initially finance the acquisition of the Mid-America and Seminole pipeline systems. For financial flexibility and to enable us to quickly access the equity and debt markets, we filed a $1.5 billion universal shelf registration, which is now effective, with the Securities and Exchange Commission. Thus far in 2003, we have committed to invest approximately $175 million in facility expansions and small acquisitions of assets that integrate with our value-chain. These investments will increase our capacity to handle expected increases in NGL production from the deepwater Gulf of Mexico and increased demand for NGLs by our customers. We continue to evaluate acquisition opportunities that will increase the long-term value of our partnership,” continued Andras.

                  Net income for the first quarter of 2003 was $40.5 million, or $0.19 per unit on a fully diluted basis, compared to a net loss of $17.2 million, or a loss of $0.13 per unit on a fully diluted basis, for the first quarter of 2002. Net income for the first quarter of 2003 included an $11.3 million, or $0.06 per unit, charge to interest expense for unamortized financing costs related to the term loan used to finance the acquisition of the Mid-America and Seminole pipeline systems. During the first quarter, this term loan was completely repaid which resulted in the charge. The net loss for the first quarter of 2002 included a charge of $45.1 million, or $0.31 per unit on a fully diluted basis, to recognize losses related to NGL hedging activities, which were discontinued in 2002.

                  Enterprise reported record revenues in the first quarter of 2003. Revenues for the first quarter of 2003 were $1.5 billion, a 124% increase from $662.1 million for the same period of last year. Gross operating margin increased 381% to $126.4 million for the first quarter of 2003 compared to $26.3 million for the first quarter of 2002. Operating income also increased to $85.0 million for the first quarter of 2003 compared to a loss of $1.2 million for the same period last year. As mentioned before, the loss for the first quarter of 2002 was negatively impacted by losses related to NGL hedging activities.

                  Pipelines – Gross operating margin from the Pipeline segment increased 120% to $71.9 million compared to $32.7 million for the first quarter of 2002. Net Pipeline volumes for the first quarter increased 89% to 1,626,000 equivalent barrels per day (“BPDE”) from 859,000 BPDE for the same period in 2002.

                  The increase in Pipeline gross operating margin and volume was attributable to the acquisition of the Mid-America and Seminole pipeline system on July 31, 2002. These pipelines earned gross operating margin of $47.5 million on volumes of 816 thousand barrels per day (“MBPD”) in the first quarter of 2003. This increase for the quarter was partially offset by decreased demand for some of our NGL pipelines and storage facilities during the first quarter of 2003 due to a decrease in the volume of NGLs extracted from natural gas processing plants, a decrease in imports of NGLs and a decrease in the demand for NGLs due to general weakness in the economy and higher energy costs.

                  Fractionation – Gross operating margin for the Fractionation segment was $29.0 million, a 19% increase from $24.4 million earned for the first quarter of 2002. Total segment volumes increased 15% to 381 MBPD in the first quarter compared to 330 MBPD in the first quarter of last year.

                  Gross operating margin benefited from increased in-kind fees at our Norco fractionator because of higher NGL prices and an increase in butane isomerization volumes due to demand for isobutane as a raw material for motor gasoline additives. This was partially offset by a decrease in gross operating margin from our propylene fractionation business due to repairs to one of our polymer-grade fractionators and an increase in operating expenses because of higher fuel costs.

                   in 2002. Butane isomerization volumes were 80 MBPD in the first quarter of the current year versus 74 MBPD in 2002, an increase of 8%. Propylene fractionation volumes were 61 MBPD in the first quarter of 2003 compared to 52 MBPD in the first quarter of 2002.

                  Processing – The Processing segment recorded gross operating margin of $30.0 million for the quarter compared to a loss of $33.4 million for the first quarter of 2002. Gross operating margin in 2002 included a $45.1 million charge from losses related to hedging activities, which were discontinued in 2002.

                  During the first quarter of 2003, this segment benefited from higher NGL prices and the seasonal increase in the demand for propane and normal butane. This more than offset the decrease in gross operating margin caused by a decrease in equity NGL production from 81 MBPD in the first quarter of 2002 to 54 MBPD in the current quarter. This decrease in volume was largely attributable to higher natural gas prices relative to NGL prices, which caused us to minimize the amount of NGLs that were extracted from natural gas processing operations.

                  Gross operating margin represents operating income before depreciation, amortization, lease expense for which Enterprise does not have the payment obligation, general and administrative expenses and gain or loss on sale of assets. Enterprise’s equity earnings from unconsolidated affiliates are included in gross margin. Pipeline volumes expressed in terms of BPDE are on an energy equivalent basis where 3.8 MMBtu of natural gas is equivalent to one barrel of NGLs. We have reconciled gross operating margin (a non-GAAP liquidity measure) to operating income.

                  Several adjustments to net income are required to calculate distributable cash flow. These adjustments include: (1) the addition of non-cash expenses such as depreciation and amortization expense; (2) the addition of operating lease expenses for which the partnership does not have the payment obligation; (3) the addition of actual cash distributions received from unconsolidated affiliates less the related equity in income from unconsolidated affiliates; (4) other miscellaneous non-cash adjustments such as the addition of decreases or the subtraction of increases in the value of financial instruments related to hedging activities; and (5) the subtraction of sustaining capital expenditures. Distributable cash flow is before reserves established for the purpose of funding future expansion or sustaining capital expenditures; debt reduction and cash distributions to the limited partners and general partner. We have reconciled distributable cash flow (a non-GAAP liquidity measure) to cash flow from operating activities.

                  EBITDA is defined as net income plus interest expense, provision for income taxes and depreciation and amortization amounts. Our measure of adjusted EBITDA excludes equity in income (loss) from unconsolidated affiliates but includes cash distributions from such investments. We have reconciled Adjusted EBITDA (a non-GAAP liquidity measure) to cash flow from operating activities.

                  Enterprise Products Partners L.P. is the second largest publicly traded midstream energy partnership with an enterprise value of over $6 billion. Enterprise is a leading North American provider of midstream energy services to producers and consumers of natural gas and natural gas liquids (“NGLs”). The Company’s services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminaling.

                  Today, Enterprise will host a conference call to discuss first quarter earnings. The call will be broadcast live over the Internet at 10:00 a.m. Eastern Time and may be accessed by visiting the company’s website at www.epplp.com. Participants should access the “Investor Information” section of the website at least ten minutes prior to the start of the conference call to download and install any necessary audio software.

                  This press release contains various forward-looking statements and information that are based on the Company’s beliefs and those of its general partner, as well as assumptions made by and information currently available to the Company. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of the Company for future operations, are intended to identify forward-looking statements. Although the Company and its general partner believe that such expectations reflected in such forward looking statements are reasonable, neither the Company nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those the Company anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Company’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	a reduction in demand for the Company’s products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by the Company’s facilities;
•	the failure of the Company’s credit risk management efforts to adequately protect it against customer non-payment;
•	the failure to successfully integrate new acquisitions; and
•	terrorist attacks aimed at the Company’s facilities.

                  The Company has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

Enterprise Products Partners L.P.
Statement of Consolidated Operations — UNAUDITED
For the Three Months Ended March 31, 2003 and 2002
($ in 000s, except per unit amounts)

	For the three months ended
	March 31,
	2003	2002
Revenue
Revenue from consolidated operations	$1,481,586	$662,054

Total Revenue	1,481,586	662,054

Costs and Expenses:
Operating costs and expenses	1,386,704	664,552
Selling, general and administrative	11,471	7,962

Total Costs and Expenses	1,398,175	672,514

Equity in income of unconsolidated affiliates	1,621	9,227

Operating Income	85,032	(1,233)

Other Income (Expense):
Interest expense	(41,911)	(18,513)
Interest income from unconsolidated affiliates	-	30
Dividend income from unconsolidated affiliates	2,601	954
Interest income - other	200	1,334
Other, net	34	52

Total Other Income (Expense)	(39,076)	(16,143)

Income before provision for taxes and minority interest	45,956	(17,376)
Provision for taxes	(3,129)

Income before minority interest	42,827	(17,376)
Minority interest	(2,322)	173

Net income	$40,505	$(17,203)

Allocation of Net Income to:
Limited partners	$36,368	$(18,449)

General partner	$4,137	$1,246

Per Unit data (Fully Diluted):
Net income per Common, Subordinated & Special Units	$0.19	$(0.13)

Average LP Common, Subordinated & Special Units
Outstanding (000s)	196,191	145,526

Other Financial data:
Operating activities cash flows	$151,551	$(9,973)
Investing activities cash flows	$(73,095)	$(396,485)
Financing activities cash flows	$(59,678)	$304,419
Distributable cash flow	$94,272	$37,708
Adjusted EBITDA	$127,228	$23,766
Depreciation and Amortization	$39,260	$17,947
Leases paid by EPCO	$2,274	$2,305
Distributions received from
unconsolidated affiliates	$15,626	$14,438
Non-cash income (loss) related to hedging
activities (mark-to-market valuations)	$28	$(30,141)
Sustaining capital expenditures	$2,201	$545
Total Capital Expenditures	$23,835	$17,112
Investments in and advances to (from) unconsolidated affiliates	$20,509	$10,752
Total Debt principal outstanding at end of period	$2,006,000	$1,217,000

Enterprise Products Partners L.P.Operating
Data – UNAUDITED
For the Three Months Ended March 31, 2003 and 2002

	For the three months ended
	March 31,
	2003	2002
Gross Operating Margin by Segment ($000s):
Pipelines	$71,932	$32,668
Fractionation	29,047	24,377
Processing	29,956	(33,376)
Octane Enhancement	(3,441)	3,006
Other	(1,056)	(391)

Total Gross Operating Margin	$126,438	$26,284
Depreciation and amortization	27,657	17,237
Retained lease expense, net	2,274	2,305
Loss (gain) on sale of assets	4	13
Selling, general and administrative expenses	11,471	7,962

Operating Income	$85,032	$(1,233)

Selected Volumetric Operating Data:
MBPD, Net
NGL and Petrochemical Pipelines	1,348	537
NGL Fractionation	240	204
Propylene Fractionation	61	52
Isomerization	80	74
Equity NGL Production	54	81
Octane Enhancement	3	4
BBtus per day, Net
Natural Gas Pipelines	1,055	1,224
Equivalent MBPD, Net
NGL, petrochemical and natural gas pipelines	1,626	859

Enterprise Products Partners L.P.
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
For the Three Months Ended March 31, 2003 and 2002.
($ in 000s, except per unit amounts)

	For the three months ended
	March 31,
	2003	2002
Reconciliation of GAAP "Operating Income" to
Non-GAAP "Total Gross Operating Margin"
Operating Income	$85,032	$(1,233)
Adjustments to reconcile Operating Income
to Total Gross Operating Margin:
Depreciation and amortization in operating costs and expenses	27,657	17,237
Retained lease expense, net in operating costs and expenses	2,274	2,305
(Gain) loss on sale of assets in operating costs and expenses	4	13
Selling, general and administrative costs	11,471	7,962

Total Gross Operating Margin	$126,438	$26,284

Reconciliation of GAAP "Operating Activities Cash Flows" to
Non-GAAP "Distributable Cash Flow"
Operating Activities Cash Flows	$151,551	$(9,973)
Adjustments to reconcile Operating Activities Cash Flows
to Distributable Cash Flow:
Sustaining capital expenditures	(2,201)	(545)
Deferred income tax expense	(2,733)
Proceeds from sale of assets	34	10
Minority interest in income (loss) not included in
calculation of Distributable Cash Flow	(1,904)	-
Minority interest of General Partner in Operating
Partnership's allocation of leases paid by EPCO	23	24
Net effect of changes in operating accounts not
included in calculation of Distributable Cash Flow	(50,498)	48,192

Distributable Cash Flow	$94,272	$37,708

Reconciliation of GAAP "Operating Activities Cash Flows" to
Non-GAAP "Adjusted EBITDA"
Operating Activities Cash Flows	$151,551	$(9,973)
Adjustments to reconcile Operating Activities Cash Flows
to Adjusted EBITDA:
Leases paid by EPCO	(2,251)	(2,281)
Deferred income tax expense, net of provision for
current period income taxes	396	-
Changes in fair market value of financial instruments	28	(30,141)
Minority interest	(2,321)	173
Interest expense, net of amortization component	30,328	17,811
Net effect of changes in operating accounts	(50,498)	48,191
Loss (gain) on sale of assets	(5)	(14)

Adjusted EBITDA	$127,228	$23,766